Exhibit 99.1

LL&E ROYALTY TRUST ANNOUNCES COMPLAINT FOR LEGAL AND INJUNCTIVE RELIEF OF QR ENERGY, LP

NEWS RELEASE
FOR IMMEDIATE RELEASE

TROY, MICHIGAN (October 15, 2014) —

On October 3, 2014, the LL&E Royalty Trust (the “Trust”), by Roger D. Parsons, Trustee, filed a complaint against Quantum Resources Management, LLC; QR Energy, and QRE Operating, LLC (“Quantum”) for legal and injunctive relief.

Quantum serves as the oil & gas operator for the Jay Field, located in Florida and Alabama, in which the Trust owns a Net Profits Interest.  The Trust has not received Distributions from Quantum since 2008 despite the fact that Quantum is contractually required to make monthly payments to the Trust attributable to the Trust’s interest.  The Trust is seeking money damages, injunctive relief and an appointment of a receiver based on the alleged actions of Quantum.

The Trust has specifically alleged breach of contract, statutory conversion, fraud, breach of fiduciary duty, violation of the Racketeer Influenced and Corrupt Organization Act (“RICO”), accounting / injunctive relief and seeks the appointment of a receiver.

The Trust has retained Williams, Williams, Rattner & Plunkett, P.C. to serve as counsel for this matter.  The case number is 14-cv-13833-JCO-MKM.

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include all statements included in this press release regarding the amount of any future net revenues attributable to the Trust’s interests. Any investment in LL&E Royalty Trust Units is subject to all of the risks described in the Trust’s periodic and current reports filed with the Securities and Exchange Commission, including the risks described under the caption “Risk Factors” in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on August 19, 2011.  The Trust’s annual, quarterly and other filed reports are available over the Internet at the SEC’s web site at http://www.sec.gov.